Agrium Comments on ISS Report

– Recommendation Puts ISS At Odds With Agrium’s Large Shareholders,

Equity Research Community, Other Proxy Advisory Firms and Independent Governance Experts

– Agrium Urges Shareholders to Vote FOR Agrium’s Director Nominees

Using Only the WHITE Proxy

March 27, 2013 – ALL AMOUNTS ARE STATED IN U.S.$

CALGARY, Alberta – Agrium Inc. (TSX and NYSE: AGU) today commented on the report issued today by Institutional Shareholder Services Inc. (“ISS”). The report’s recommendation puts ISS at odds with the unequivocal statements of support for Agrium’s Board nominees issued over the past week by three of Agrium’s largest institutional shareholders: Letko Brosseau & Associates, Aimco and bcIMC.

The report’s recommendation also puts ISS at odds with three other proxy advisory firms, including Glass, Lewis, a leading international proxy advisory firm, Pensions Investment Research Consultants (PIRC), a UK-based proxy advisory firm, and Egan-Jones. It also puts ISS at odds with the views of the equity research community, which has strongly endorsed Agrium’s integrated strategy, as well as the company’s analysis of JANA’s flawed ideas, and at odds with independent corporate governance experts, who have severely criticized JANA’s ‘golden leash’ pay arrangements for their short-term orientation and for undermining notions of director independence.

As an equity research analyst from CIBC wrote this morning, “ISS’ reasoning includes that JANA’s goal is NOT to break up [Agrium] (clearly ISS drinking a bit of JANA’s “Koolaid” as JANA has been very clear with myself and others from day 1 that AGU’s break-up was JANA’s exit strategy).”

Likewise, ISS has accepted JANA’s portfolio weighted methodology, which has been rejected by all 29 equity research analysts covering Agrium. Glass, Lewis has said “JANA relies upon a poorly justified weighting methodology in order to arrive at figures sufficient to support the remainder of its arguments. We regard this analysis as misleading at best, and believe shareholders should refrain from relying on any conclusions derived therefrom.”

“In addition to being offside with the equity research community, leading independent governance experts, three other proxy advisory firms and many of Agrium’s largest institutional shareholders, ISS’ decision runs counter to its own published criteria for evaluating short-slate dissident campaigns in Canada,” said Agrium Board Chair Victor J. Zaleschuk. “Those criteria require a dissident to demonstrate that Board change is warranted. Having completely failed this test, there is no basis for JANA to receive even a single board seat. It is also shocking that ISS – as a self-proclaimed arbiter of good governance – would effectively endorse JANA’s ‘golden leash’ payment scheme. This decision puts ISS way outside the mainstream of the corporate governance community. ISS simply got this one wrong.”

“A significant number of large institutional funds have told us they will override any ISS recommendation in favor of JANA and vote instead for Agrium’s Board nominees on the white proxy. As with several other situations where ISS has supported dissident slates only to later see those dissident slates defeated by shareholders, we are confident that our shareholders will rightly and roundly defeat JANA’s nominees,” said Mr. Zaleschuk.

JANA is seeking to break up Agrium and implement other ideas that Agrium has demonstrated would destroy shareholder value. JANA has provided no credible evidence to the contrary and has little support from other Agrium shareholders or the equity research community. JANA has also failed to demonstrate that its dissident nominees can be trusted to act in the best interests of the corporation given their explicit and short-term oriented financial ties to JANA.

On this point, Aimco, which is one of Agrium’s largest shareholders and one of the largest investment funds in Canada, wrote: “We struggle with a governance model where JANA Partner’s dissident nominees are compensated in a different manner than other directors. This has negative effects on the board: lack of independence, fragmentation, and reduced efficacy. JANA’s plan is misaligned with the interests of long-term shareholders.”

ISS’ decision fails to properly consider the following facts:

•	Agrium’s integrated strategy has delivered a 467% shareholder return since it was initiated in late 2005

•	Agrium is one of the best performing stocks in North America over the past eight years, and on any accepted basis its 1-,

3-, and 5-year share price performance is very strong

•

Agrium’s Board has an excellent governance track record, including a robust and ongoing board renewal program that since 2005 has added the fresh perspectives of seven of the current 13 highly-qualified Board members

•	Agrium delivered record earnings and strong cash flow in 2011

•	Agrium delivered record earnings and cash flow in 2012

•	Agrium has increased its dividend 18-fold since 2010, in line with increased earnings and cash flow and consistent with the actions of Agrium’s competitors

•

Agrium, not JANA, structured its pending acquisition of the Agri Products business from Glencore, allowing Agrium to return C$900 million of excess proceeds directly to shareholders through a share repurchase in October 2012

•	By endorsing JANA’s analysis and helping to promote its break-up plan, JANA’s dissident nominees have jeopardized their credibility, objectivity and independence

•

As Agrium stated in a March 22, 2013 press release: “Agrium has maintained from the very beginning that JANA’s “portfolio-weighted composite” is not a measure of performance that Agrium uses or accepts. Presentation of this concept by Agrium was simply to illustrate the misinformation in what JANA was advocating.”

•

ISS wrongly attributes the use of EBIT/GP as “an appropriate measure for distribution companies” to Agrium. This too is plainly wrong. In a March 19, 2013 letter to ISS, Agrium Executive Vice President and Chief Financial Officer Stephen Dyer, wrote:

JANA Partners introduced this measure in their January 23, 2013 presentation and continued to use it in their Proxy Circular even after Agrium’s January 28, 2013 Analyst Day where we illustrated that Agrium retail’s EBITDA margins were highly superior to those of our competitors.

EBIT to Gross Profit is not a metric that either Agrium or its competitors use. We do not see value in this measure as it is not a margin calculation but a ratio mixing cash and non-cash accounting numbers. Agrium retail has very strong margins as evidenced by our high EBITDA margins which you have reviewed. Agrium retail margins have always significantly exceeded margins of our closest direct agricultural retail peers (Royster-Clark and UAP). Agrium has consolidated Royster-Clark, UAP and many tuck-in acquisitions (all with EBITDA margins averaging well below 6%) since 2006 and has successfully increased its total North American EBITDA margins to over 9%.

•	JANA remains committed to the “golden leash” payment scheme despite strong negative reactions by shareholders, governance experts and others

•	JANA’s dissident director pay scheme demonstrates that JANA’s nominees are not aligned with other shareholders and that JANA has a short-term vision for Agrium of less than 30 months

Agrium Shareholders: The Proxy to Vote is WHITE

Your vote is important, no matter how many shares you own – If you have not yet voted your WHITE proxy, please do so today FOR the election of the Agrium director nominees. Even if you have already voted using JANA’s blue proxy, you can change your vote by submitting a WHITE Agrium proxy now, which will revoke any previously submitted proxy and be counted at the Meeting.

Proxies must be received by 11:00 a.m. (Calgary time) on April 5, 2013. Due to the limited time available, we recommend voting by internet, telephone or fax today or no later than 24 hours before the deadline. For ease of voting visit our website www.agrium.com/proxy.

Shareholders with questions or needing assistance in voting their WHITE proxy may call Agrium’s Proxy Solicitation Agents as follows:

•	Canadian shareholders: CST Phoenix Advisors at 1-866-822-1242 (toll-free) or email inquiries@phoenixadvisorscst.com

•	U.S. shareholders: Innisfree M&A Incorporated at 1-877-456-3442 (toll-free) or email info@innisfreema.com

•	European shareholders: UK Toll Free: 0800 294 5237, European Investors outside the UK: +44 (0) 207 760 8956 or email inquiries@phoenixadvisorscst.com

Please discard any proxy or related materials you may receive from JANA Partners LLC.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to provide the crop inputs and services needed to feed a growing world. We focus on maximizing shareholder returns by driving continuous improvements to our base businesses, pursuing value-added growth opportunities across the crop input value chain and returning capital to shareholders.

FOR FURTHER INFORMATION:

Investors:

•	Canadian shareholders: CST Phoenix Advisors at 1-866-822-1242 (toll-free) or email inquiries@phoenixadvisorscst.com

•	U.S. shareholders: Innisfree at 1-877-456-3442 (toll-free) or email info@innisfreema.com

•	European shareholders: UK Toll Free: 0800 294 5237, European Investors outside the UK: +44 (0) 207 760 8956 or email inquiries@phoenixadvisorscst.com

www.agrium.com/proxy

Media:

Canadian media – Joel Shaffer, Longview Communications, (416) 649-8006

U.S. media – Robert Siegfried, Kekst and Company, (212) 521-4832

Agrium Investor Relations

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Mark Thompson, Analyst, Investor Relations

(403) 225-7761

Agrium Investor Relations

13131 Lake Fraser Dr. SE

Calgary, Alberta

Canada T2J 7E8

Contact us at: www.agrium.com

Forward-looking Statements Advisory

Certain statements and other information included in this news release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, “forward-looking statements”). Forward-looking statements are typically identified by the words “believe”, “expect”, “estimate”, “would” and other similar expressions. All statements in this news release other than those relating to historical information or current conditions are forward-looking statements, including, but not limited to, statements as to our expectations, estimates and analysis with respect to: the composition of our Board of Directors; the outcome of our upcoming shareholders meeting; JANA’s dissident nominees and their credibility, objectivity and independence; the ability of certain director nominees to effect positive change in shareholder value; the value, benefits, efficiencies and opportunities resulting from our strategy and the integrated nature of our business; JANA’s ideas and strategies for Agrium and the feasibility, value and impact of such ideas and strategies and our belief that these ideas and strategies are not in the best interests of Agrium and its shareholders and will destroy shareholder value. Readers are cautioned not to place undue reliance on forward-looking statements which involve known and unknown material risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.

The forward-looking statements included in this news release are based on certain assumptions and analysis made by us in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. All of the forward-looking statements are qualified by the assumptions that are stated or inherent in such forward-looking statements. The key assumptions that have been made in connection with such forward-looking statements include, among other things: assumptions with respect to Agrium’s acquisitions; that future business, regulatory and industry conditions will be within normal parameters, including with respect to prices, margins, product availability and supplier agreements; the completion of projects on schedule, as planned and on budget; assumptions with respect to U.S. and global economic conditions; our ability to access our credit facilities or capital markets for additional sources of financing; and the assumptions set forth under the heading “Key Assumptions and Risks in Respect of Forward-Looking Statements” on pages 82 to 83 of Agrium’s Management’s Discussion & Analysis for the year ended December 31, 2012 (the “2012 MD&A”).

By their nature, forward-looking statements are subject to various risks and uncertainties which could cause Agrium’s anticipated results and experience to differ materially from the anticipated results or expectations expressed. The key risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: general economic, market and business conditions; weather conditions including impacts from regional flooding and/or drought conditions; crop prices; the supply and demand and price levels for our major products; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax, anti-trust and other laws or regulations and the interpretation thereof, and political risks, including civil unrest, actions by armed groups or conflict, as well as counterparty and sovereign risk; actions by competitors and others that include changes to industry capacity, utilization rates and product pricing; performance by customers, suppliers and counterparties to financial instruments; changes in the development plans for our major capital expansion and improvement projects including the potential for higher costs, delays, issues with counterparties, risks associated with technology or inflationary pressure; fluctuations in foreign exchange and tax rates; a deterioration in the state of the capital markets or a negative bias towards Agrium or its industry by market participants; gas prices and gas availability; operating risks associated with investment in foreign jurisdictions; reliability of performance of existing capital assets; changes in margins and/or levels of supplier rebates; political risks associated with our interests in the Egyptian Misr Fertilizers Production Company S.A.E. nitrogen facility in Egypt, the Argentine Profertil nitrogen facilities and other facilities; environmental, health, safety and security risks typical of those found throughout the agriculture, mining and chemical manufacturing sectors and fertilizer supply chain; risks related to our proposed business acquisitions including risks related to our ability to close such acquisitions as anticipated and to integrate and achieve synergies from any assets we may acquire within the time or at the performance level expected; and the risks set forth in the 2012 MD&A on pages 74 to 77 under the heading “Enterprise Risk Management — Key Business Risks” and pages 82 to 83 under the heading “Key Assumptions and Risks in Respect of Forward-Looking Statements”. Additional information and other risk factors respecting the business and operations of Agrium as are detailed from time to time in Agrium reports filed with the Canadian securities regulators and the Securities and Exchange Commission in the United States.

Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this news release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.